Exhibit 99.1
FOR IMMEDIATE RELEASE


                                Contacts:
                                --------
                                Elwood F. Winn           Armand C. Go
                                President and CEO        Vice President, Chief
                                920-208-4100             Financial Officer,
                                ewinn@shopthepig.com     Treasurer and Secretary
                                --------------------     920-208-4107
                                                         ago@shopthepig.com
                                                         ------------------


          FRESH BRANDS REPORTS RECORD SECOND QUARTER SALES AND EARNINGS
          -------------------------------------------------------------
                      Declares Third Quarter Cash Dividend

SHEBOYGAN, WI, August 2, 2002....Fresh Brands, Inc. (Nasdaq: FRSH) today reported record sales and earnings for the second quarter ended July 13, 2002.

Net sales for the second quarter of 2002 were a record $146.9 million, a 12.4% increase over last year's second quarter sales of $130.7 million due primarily to the acquisition of Dick's Supermarkets. Net earnings for the second quarter of 2002 were a record $1.88 million, an increase of 6.1% over net earnings of $1.78 million for the same period in 2001. Diluted earnings per share for the second quarter of 2002 were a record $0.36, a 5.9% increase over diluted earnings per share of $0.34 for the same period in 2001. Sales and earnings for the quarter were in line with the Company's expectations to report 2002 earnings per share between $1.53 and $1.58.

"Our results have remained steady in a period that has continued to be challenging for our economy, for the grocery industry and for our business," said Elwood F. Winn, president and chief executive officer of Fresh Brands. "Our efforts to create an exceptional shopping experience and proven abilities in loyalty marketing continue to build for us a unique competitive edge in our markets."

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2002 was $5.2 million, a 19.8% increase from EBITDA of $4.3 million in the same period of 2001. Dick's Supermarkets contributed approximately $900,000 to EBITDA in the second quarter of 2002. As a percent of sales, EBITDA for the second quarter was 3.5% compared to 3.3% for the same period in 2001.
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Fresh Brands Reports Record Second Quarter Sales and Earnings
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Retail sales for the second quarter of 2002 increased 25.2% to $72.5 million, compared to $57.9 million for the same period in 2001, primarily due to the acquisition of Dick's Supermarkets in June 2001. Net wholesale sales for the second quarter of 2002 increased 2.2% to $74.4 million, compared to $72.8 million last year.

For the first two quarters of 2002, net sales were a record $331.1 million, a 16.4% increase over last year's first half sales of $284.5 million. Net earnings for the first six months of 2002 increased 4.3% to $3.82 million, compared to net earnings of $3.67 million for the same period in 2001. Diluted earnings per share for the first six months of 2002 were $0.73, a 7.4% increase over diluted earnings per share of $0.68 for the same period of 2001.

"Due in large part to significant competitive activity in some markets and the continuing impact of the soft economy, same-store sales for the second quarter were flat," said Winn. "On a year-to-date basis, same-store sales have increased 0.6%. Last year, our significant sales improvement was attributable, in part, to competitive store closures in several of our markets. This year, instead of competitive store closures, we have experienced an increase in competitive store openings in several markets. In light of the competitive environment and near-term economic outlook, we anticipate same-store sales for the year to be flat."

The company's gross margin increased to 19.8% in the second quarter of 2002 from 17.7% for the same period last year, due primarily to the increase in retail sales mix resulting from the Dick's acquisition. Operating expenses as a percent of sales were 17.5% in the second quarter of this year compared to 15.5% in the same period of 2001. The increase in operating expenses was due, in large part, to the increase in the percentage of retail sales and in part to an increased level of depreciation related to the acquisition of Dick's.

Winn indicated that elements of the company's new state-of-the-art corporate flagship store in Sheboygan, Wis., continue to be incorporated into both new stores and remodeling projects, including a recently announced corporate replacement store and Pig Stop(R) gas station in Sheboygan, which is scheduled to open in 2003. An expanded and renovated franchised store opened in Waunakee, Wis. in July. Additional openings over the next 12 months include a new market `flagship' design corporate store in Kenosha, Wis., a new market franchised store in Oostburg, Wis., another expanded and renovated franchised store in Mosinee, Wis.,

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Fresh Brands Reports Record Second Quarter Sales and Earnings
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and new franchised replacement stores in West Bend, Omro, Union Grove and
Howard, Wis. Winn further indicated that in addition to these store projects, the company will open its 100th store in Cambridge, Wis. this month. This franchised Piggly Wiggly store was a successful conversion from another wholesaler.

As previously reported, the company will restate its prior three fiscal years of financial statements. The attached consolidated statements of earnings for the second quarter and for the first two quarters of 2001 have not been restated.

During the second quarter of 2002, the company repurchased 34,000 shares of its common stock at an aggregate price of $616,000. The company recently announced that its Board of Directors has authorized a $5 million increase in the company's stock repurchase program to $30 million.

Separately, Fresh Brands' Board of Directors also declared a third quarter 2002 cash dividend of $0.09 per share of common stock. The dividend is payable on September 6, 2002 to shareholders of record on August 23, 2002.

As a follow-up to this release, Fresh Brands will host a conference call at 2:15 p.m. Eastern/1:15 p.m. Central Daylight Time today to discuss the second quarter results. Interested parties are invited to call 1-888-843-6162 (passcode is 43512, call leader is Elwood Winn). A replay of the conference call will be available through August 9, 2002, by calling 1-800-947-0334.

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Fresh Brands Reports Record Second Quarter Sales and Earnings
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Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 72 franchised supermarkets, 27 corporate-owned stores, three distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's corporate Web site: www.fresh-brands.com or its consumer site: www.shopthepig.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company believes, anticipates, expects or words of similar import. Similarly, statements that describe the company's future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward-looking statements include the company's statements about its fiscal 2002 earnings expectations and its plans to remodel existing supermarkets, open additional corporate supermarkets and convert existing supermarkets to franchise supermarkets. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited, to the following: (1) the cost and results of the company's new business information technology systems replacement project; (2) the presence of intense competitive market activity in the company's market areas, including competition from warehouse club stores and deep discount supercenters; (3) the company's ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) the company's continuing ability to obtain reasonable vendor marketing funds for promotional purposes;
(5) the company's ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (6) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail supermarkets due principally to the competitive nature of the industry and to the quality of the company's retail supermarket operators; (7) the final cost and results of, and the diversion of management's time and attention in connection with, its financial statement restatements; and (8) the company's ability to integrate and assimilate the acquisition of Dick's Supermarkets, Inc. and to achieve, on a timely basis, the company's anticipated benefits and synergies thereof. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Fresh Brands Reports Record Second Quarter Sales and Earnings
Page 5

                                          Fresh Brands, Inc.
                                  Consolidated Statement of Earnings
                                              (unaudited)


                                         For the 12-weeks ended            For the 28-weeks ended
                                     ------------------------------    ------------------------------

                                     July 13, 2002    July 14, 2001    July 13, 2002    July 14, 2001
                                     -------------    -------------    -------------    -------------


Net sales........................... $ 146,921,000    $ 130,682,000    $ 331,060,000    $ 284,502,000

Costs and expenses:

  Cost of products sold.............   117,826,000      107,561,000      266,006,000      235,319,000

  Selling and administrative
   expenses.........................    23,917,000       18,798,000       53,854,000       40,317,000

  Depreciation and amortization.....     1,760,000        1,404,000        4,055,000        3,003,000

  Interest

  Interest expense..................       386,000          250,000          936,000          534,000

  Interest income...................       (34,000)        (196,000)         (37,000)        (584,000)
                                     -------------    -------------    -------------    -------------

     Total costs and expenses.......   143,855,000      127,817,000      324,814,000      278,589,000


Earnings before income taxes             3,066,000        2,865,000        6,246,000        5,913,000

Income taxes........................     1,182,000        1,089,000        2,422,000        2,247,000
                                     -------------    -------------    -------------    -------------

Net earnings........................ $   1,884,000    $   1,776,000    $   3,824,000    $   3,666,000


Earnings per share - basic.......... $        0.36    $        0.34    $        0.74    $        0.68

Earnings per share - diluted........ $        0.36    $        0.34    $        0.73    $        0.68


Weighted average shares
 outstanding:

  Basic.............................     5,174,000        5,204,000        5,169,000        5,375,000

  Diluted...........................     5,270,000        5,251,000        5,266,000        5,398,000


EBITDA.............................. $   5,178,000    $   4,323,000    $  11,200,000    $   8,869,000

EBITDA as a percent of sales........          3.52%            3.31%            3.38%            3.12%


Cash dividends per share of
 common stock                        $        0.09    $        0.09    $        0.18    $        0.18


Note to Consolidated Financial Statements
In accordance with guidance under Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for
Certain Sales Incentives", certain 2001 amounts previously reported have been reclassified to conform to the 2002 presentation.

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